Exhibit 99.3

Report of Independent Registered Public Accounting Firm

The Board of Directors of Phillips 66 Partners GP LLC and
Unitholders of Phillips 66 Partners LP

We have audited the accompanying consolidated balance sheet of Phillips 66 Partners LP as of December 31, 2013, and 2012, and the related consolidated statements of income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Phillips 66 Partners LP at December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas
May 22, 2014

Consolidated Statement of Income	Phillips 66 Partners LP

	Millions of Dollars
Years Ended December 31	2013*	2012*	2011*
Revenues
Transportation and terminaling services—related parties	$181.9	141.8	134.6
Transportation and terminaling services—third parties	5.1	3.5	5.2
Other income	0.2	—	—
Total revenues	187.2	145.3	139.8

Costs and Expenses
Operating and maintenance expenses	51.2	52.4	49.2
Depreciation	14.3	13.6	12.8
General and administrative expenses	16.5	13.4	10.1
Taxes other than income taxes	4.7	4.4	4.1
Interest and debt expense	0.3	—	—
Other expenses	—	0.1	0.1
Total costs and expenses	87.0	83.9	76.3
Income before income taxes	100.2	61.4	63.5
Provision for income taxes	0.5	0.3	0.3
Net Income	$99.7	61.1	63.2
Less: Net income attributable to predecessors	70.8
Net income attributable to the Partnership	28.9
Less: General partner's interest in net income attributable to the Partnership	0.6
Limited partners' interest in net income attributable to the Partnership	$28.3

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (dollars)
Common units	$0.40
Subordinated units—Phillips 66	0.40

Cash Distribution Paid Per Unit (dollars)	$0.1548

Average Limited Partner Units Outstanding—Basic and Diluted (thousands)
Common units—public	18,889
Common units—Phillips 66	16,328
Subordinated units—Phillips 66	35,217
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.
See Notes to Consolidated Financial Statements.

Consolidated Balance Sheet	Phillips 66 Partners LP

	Millions of Dollars
At December 31	2013*	2012*
Assets
Cash and cash equivalents	$425.1	—
Accounts receivable—related parties	11.3	0.3
Accounts receivable—third parties	0.6	0.5
Materials and supplies	2.0	1.7
Other current assets	2.3	—
Total Current Assets	441.3	2.5
Net properties, plants and equipment	271.2	248.8
Goodwill	2.5	2.5
Deferred rentals—related parties	6.4	6.1
Total Assets	$721.4	259.9

Liabilities
Accounts payable—related parties	$5.2	—
Accounts payable—third parties	8.0	4.0
Payroll and benefits payable	0.1	0.3
Accrued property and other taxes	2.3	1.9
Current portion of accrued environmental costs	2.0	8.0
Other current liabilities	0.4	0.1
Total Current Liabilities	18.0	14.3
Asset retirement obligations	2.4	2.0
Accrued environmental costs	1.4	2.5
Deferred income taxes	0.1	—
Total Liabilities	21.9	18.8

Equity
Net investment—predecessors	125.4	241.1
Common unitholders—public (18,888,750 units issued and outstanding)	409.1	—
Common unitholder—Phillips 66 (16,328,362 units issued and outstanding)	48.6	—
Subordinated unitholder—Phillips 66 (35,217,112 units issued and outstanding)	104.9	—
General partner—Phillips 66 (1,437,433 units issued and outstanding)	11.5	—
Total Equity	699.5	241.1
Total Liabilities and Equity	$721.4	259.9
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.
See Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows	Phillips 66 Partners LP

	Millions of Dollars
Years Ended December 31	2013*	2012*	2011*
Cash Flows From Operating Activities
Net income	$99.7	61.1	63.2
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	14.3	13.6	12.8
Deferred rentals—related parties	(0.3)	(1.6)	(1.8)
Accrued environmental costs	(1.1)	(1.8)	(0.5)
Other	0.3	(0.9)	(0.2)
Working capital adjustments
Decrease (increase) in accounts receivable	(11.0)	0.2	(0.3)
Decrease (increase) in materials and supplies	(0.3)	—	—
Decrease (increase) in other current assets	(2.2)	—	—
Increase (decrease) in accounts payable	7.3	(0.8)	1.8
Increase (decrease) in environmental accruals	(6.0)	6.4	1.0
Increase (decrease) in other accruals	0.5	0.1	(0.1)
Net Cash Provided by Operating Activities	101.2	76.3	75.9

Cash Flows From Investing Activities
Capital expenditures	(36.5)	(32.6)	(14.6)
Other	1.9	0.3	0.9
Net Cash Used in Investing Activities	(34.6)	(32.3)	(13.7)

Cash Flows From Financing Activities
Net distributions to Phillips 66 from predecessors	(37.7)	(44.0)	(62.2)
Project prefunding from Phillips 66	3.0	—	—
Proceeds from issuance of common units	434.4	—	—
Offering costs	(30.0)	—	—
Debt issuance costs	(0.1)	—	—
Distributions to common unitholders—public	(2.9)	—	—
Distributions to common unitholder—Phillips 66	(2.5)	—	—
Distributions to subordinated unitholder—Phillips 66	(5.5)	—	—
Distributions to general partner—Phillips 66	(0.2)	—	—
Net Cash Provided by (Used in) Financing Activities	358.5	(44.0)	(62.2)

Net Change in Cash and Cash Equivalents	425.1	—	—
Cash and cash equivalents at beginning of period	—	—	—
Cash and Cash Equivalents at End of Period	$425.1	—	—
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.
See Notes to Consolidated Financial Statements.

.

Consolidated Statement of Changes in Equity	Phillips 66 Partners LP

	Millions of Dollars
	Partnership
	Common Unitholders Public	Common Unitholder Phillips 66	Subordinated Unitholder Phillips 66	General Partner Phillips 66	Net Investment*	Total*

December 31, 2010	$—	—	—	—	223.0	223.0
Net income	—	—	—	—	63.2	63.2
Net distributions to Phillips 66	—	—	—	—	(62.2)	(62.2)
December 31, 2011	$—	—	—	—	224.0	224.0
Net income	—	—	—	—	61.1	61.1
Net distributions to Phillips 66	—	—	—	—	(44.0)	(44.0)
December 31, 2012	$—	—	—	—	241.1	241.1
Net income attributable to predecessors	—	—	—	—	70.8	70.8
Net distributions to Phillips 66 from predecessors	—	—	—	—	(37.7)	(37.7)
Project prefunding from Phillips 66	—	—	—	—	3.0	3.0
Allocation of net investment to unitholders	—	44.6	96.1	11.1	(151.8)	—
Proceeds from initial public offering, net of offering costs	404.4	—	—	—	—	404.4
Net income attributable to the Partnership	7.6	6.5	14.2	0.6	—	28.9
Cash distributions to unitholders and general partner	(2.9)	(2.5)	(5.5)	(0.2)	—	(11.1)
Other	—	—	0.1	—	—	0.1
December 31, 2013	$409.1	48.6	104.9	11.5	125.4	699.5
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.
See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements	Phillips 66 Partners LP

Note 1—Business and Basis of Presentation
Unless otherwise stated or the context otherwise indicates, all references to "Phillips 66 Partners," "the Partnership," "us," "our," "we," or similar expressions refer to Phillips 66 Partners LP, including its consolidated subsidiaries.

Description of the Business
Phillips 66 Partners LP is a Delaware limited partnership formed on February 20, 2013, by Phillips 66 Company and Phillips 66 Partners GP LLC, both wholly owned subsidiaries of Phillips 66. A registration statement on Form S-1, as amended through the time of its effectiveness, was filed by the Partnership with the U.S. Securities and Exchange Commission (SEC) and was declared effective on July 22, 2013. On July 23, 2013, Phillips 66 Partners common units began trading on the New York Stock Exchange under the symbol "PSXP." On July 26, 2013, the Partnership completed its initial public offering (the Offering) of 18,888,750 common units (including 2,463,750 common units issued pursuant to the exercise of the underwriters' over-allotment option) representing limited partner interests. On February 13, 2014, the Partnership entered into a Contribution, Conveyance and Assumption Agreement (the Contribution Agreement) with subsidiaries of Phillips 66 to acquire the Gold Line products system and the Medford spheres (collectively, the Acquired Assets) from certain of those subsidiaries (the Gold Line/Medford Acquisition). The transaction closed on February 28, 2014, with an effective date of March 1, 2014 (the Effective Date). For periods prior to the Offering, the historical results of operations include our predecessor for accounting purposes. We refer to our pre-Offering predecessor and the operations of the Acquired Assets prior to their acquisition collectively as "our Predecessors."

On April 30, 2012, ConocoPhillips completed the separation of its downstream businesses into Phillips 66. Accordingly, prior to April 30, 2012, the parent company of our Predecessors was ConocoPhillips, and subsequent to April 30, 2012, the parent company of our Predecessors has been Phillips 66. For ease of reference, we refer to Phillips 66 as our Predecessors' parent for the periods prior to April 30, 2012. For purposes of related party transactions, ConocoPhillips is not considered a related party for periods after April 30, 2012.

Our assets consist of:

•	Clifton Ridge crude system. A crude oil pipeline, terminal and storage system located in Sulphur, Louisiana, that is a primary source for delivery of crude oil to Phillips 66's Lake Charles Refinery.

•
Sweeny to Pasadena products system. A refined petroleum product pipeline, terminal and storage system extending from Phillips 66's Sweeny Refinery in Old Ocean, Texas, to our refined petroleum product terminal in Pasadena, Texas, and ultimately connecting to the Explorer and Colonial refined petroleum product pipeline systems and other third-party pipeline and terminal systems. This system is the primary distribution outlet for diesel and gasoline produced at Phillips 66's Sweeny Refinery.

•
Hartford Connector products system. A refined petroleum product pipeline, terminal and storage system located in Hartford, Illinois, that distributes diesel and gasoline produced at the Wood River Refinery (a refinery owned by a joint venture between Phillips 66 and Cenovus Energy Inc.) to third-party pipeline and terminal systems, including the Explorer pipeline system.

•
Gold Line products system. A 681-mile refined petroleum product pipeline system that runs from the Phillips 66-operated refinery in Borger, Texas, to Cahokia, Illinois, with access to Phillips 66's Ponca City Refinery, as well as two parallel 54-mile lateral lines that run from Paola, Kansas, to Kansas City, Kansas. The system has a maximum throughput capacity of 132,000 barrels per day, and includes four terminals located at Wichita, Kansas; Kansas City, Kansas; Jefferson City, Missouri; and Cahokia, Illinois, with an aggregate throughput capacity of 172,000 barrels per day and aggregate storage capacity of 4.3 million barrels.

•
Medford spheres. Two newly-constructed refinery-grade propylene storage spheres located in Medford, Oklahoma, with a total working capacity of 70,000 barrels, that commenced operations in March 2014. The Medford spheres provide an outlet for delivery of refinery-grade propylene from Phillips 66's Ponca City Refinery, through interconnections with third-party pipelines, to Mont Belvieu, Texas.

We generate revenue primarily by charging tariffs and fees for transporting crude oil and refined petroleum products through our pipelines, and terminaling and storing crude oil and refined petroleum products at our terminals. Since we do not own any of the crude oil and refined petroleum products that we handle and do not engage in the trading of crude oil and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term. Our operations consist of one reportable segment.

Basis of Presentation
The Gold Line/Medford Acquisition was a transfer of businesses between entities under common control, which requires it to be accounted for as if the transfer occurred at the beginning of the period of transfer, with prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying financial statements and related notes have been retrospectively adjusted to include the historical results and financial position of the Acquired Assets prior to the Effective Date. See Note 4—Gold Line/Medford Acquisition, for additional information.

The combined financial statements of our Predecessors were derived from the accounting records of Phillips 66, and reflect the combined historical results of operations, financial position and cash flows of our Predecessors as if such businesses had been combined for all periods presented. All intercompany transactions and accounts within our Predecessors have been eliminated. The assets and liabilities in these financial statements have been reflected on a historical cost basis because, immediately prior to the Offering or the Gold Line/Medford Acquisition, all of the assets and liabilities presented were wholly owned by Phillips 66 and were transferred within the Phillips 66 consolidated group. The consolidated statement of income also includes expense allocations for certain functions historically performed by Phillips 66 and not allocated to the Partnership, including allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement; and operational support services such as engineering and logistics. These allocations were based primarily on relative values of net properties, plants and equipment (PP&E) and equity method investments, or pipeline miles. Our management believes the assumptions underlying the allocation of expenses from Phillips 66 were reasonable. Nevertheless, the financial statements of our Predecessors may not include all of the actual expenses that would have been incurred had we been a stand-alone publicly traded partnership during the periods presented and may not reflect our actual results of operations, financial position and cash flows had we been a stand-alone publicly traded partnership during the periods prior to the Offering or the Gold Line/Medford Acquisition.

Phillips 66 uses a centralized approach to the cash management and financing of its operations. For periods prior to the Offering or Gold Line/Medford Acquisition, cash generated and used by our operations was transferred to Phillips 66 daily, and Phillips 66 funded our operating and investing activities as needed. Accordingly, the cash and cash equivalents held by Phillips 66 were not allocated to us, and we had no bank accounts prior to the Offering. We reflected transfers of cash to and from Phillips 66's cash management system as a component of "Net investment—predecessors" on our balance sheet, and as part of "Net distributions to Phillips 66 from predecessors" on our statement of cash flows. We did not include any interest expense for intercompany cash advances from Phillips 66, since historically Phillips 66 did not allocate interest expense related to intercompany advances to any of its businesses. For periods after the Offering, we have our own bank accounts and no longer participate in Phillips 66's centralized cash management system, and the Acquired Assets no longer participate in Phillips 66's centralized cash management system as of the Effective Date.

All financial information presented for the periods after the Offering represents the consolidated results of operations, financial position and cash flows of the Partnership giving retrospective effect to the combined results of operations, financial position and cash flows of the Acquired Assets. Accordingly:

•
Our consolidated statements of income and cash flows for the year ended December 31, 2013, consist of the consolidated results of the Partnership for the period from July 26, 2013, through December 31, 2013, the combined results of our pre-Offering predecessor for the period from January 1, 2013, through July 25, 2013, and the combined results of the Acquired Assets for the entire year of 2013. Our consolidated statements of income and cash flows for the years ended December 31, 2012 and 2011, consist entirely of the combined results of our Predecessors.

•
Our consolidated balance sheet at December 31, 2013, consists of the consolidated balances of the Partnership and the combined balances of the Acquired Assets, while at December 31, 2012, it consists of the combined balances of our Predecessors.

•
Our consolidated statement of changes in equity for the year ended December 31, 2013, consists of the consolidated activity of the Partnership completed at and subsequent to the Offering on July 26, 2013, through December 31, 2013, the combined activity of our pre-Offering predecessor for the period from January 1, 2013, through July 25, 2013, and the combined activity of the Acquired Assets for the entire year of 2013. Our consolidated statement of changes in equity for the years ended December 31, 2012 and 2011, consists entirely of the combined activity of our Predecessors.

Note 2—Summary of Significant Accounting Policies

•	Consolidation Principles and Investments—Our consolidated financial statements include the accounts of majority-owned subsidiaries. All intercompany transactions and accounts have been eliminated.

•
Net Investment—In the consolidated balance sheet, net investment represents Phillips 66's historical investment in us, our accumulated net earnings after taxes, and the net effect of transactions with, and allocations from, Phillips 66.

•
Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosures of contingent assets and liabilities. Actual results could differ from these estimates.

•
Revenue Recognition—Revenue is recognized for crude oil and refined petroleum product pipeline transportation based on the delivery of actual volumes transported at contractual tariff rates. Revenue is recognized for crude oil and refined petroleum product terminaling and storage as performed based on contractual rates related to throughput volumes or cost-plus-margin arrangements. Substantially all of our revenue was derived from Phillips 66, and the contractual rates do not necessarily reflect market rates for the historical periods presented prior to the Offering or the Gold Line/Medford Acquisition in respect of the Acquired Assets.

Effective January 1, 2013, the structure of the fees we charge Phillips 66 for terminaling services provided at the Clifton Ridge terminal was changed. During 2012 and 2011, terminaling fees were on a cost-plus-margin reimbursement basis. Beginning in 2013, the cost-plus-margin arrangement was replaced with various storage, dock and truck unloading fees.

Transportation contracts that are operating leases and include rentals with fixed escalation are recognized on a straight-line basis over the lease term. Any difference between the transportation fee recognized under the straight-line method and the transportation fee received in cash is deferred to the consolidated balance sheet as "Deferred rentals—related parties." If the underlying transportation contract is amended to eliminate fixed escalation, the balance of deferred rentals is amortized over the remaining life of the contract.

In connection with the Offering and the Gold Line/Medford Acquisition, we entered into certain transportation services agreements and terminal services agreements with Phillips 66 that are considered operating leases under GAAP. See Note 17—Related Party Transactions, for additional information on these agreements. These agreements include escalation clauses to adjust transportation tariffs and terminaling fees to reflect changes in price indices. Revenues from these agreements are recorded within "Transportation and terminaling services—related parties" on our consolidated statement of income.

•
Cash Equivalents—Cash equivalents are highly liquid, short-term investments that are readily convertible to known amounts of cash and have original maturities of 90 days or less from their date of purchase. They are carried at cost plus accrued interest, which approximates fair value.

•
Imbalances—We do not purchase or produce crude oil or refined petroleum product inventories. We experience imbalances as a result of variances in meter readings and in other measurement methods, and volume fluctuations within our crude oil system due to pressure and temperature changes. Certain of our transportation contracts provide for the shipper to pay a contractual loss allowance, which is valued using quoted market prices of the applicable commodity being shipped. These loss allowances, which are received from the shipper irrespective of, and calculated independently from, actual volumetric gains or losses, are recorded as revenue. Any volumetric gains or losses are valued using quoted market prices of the applicable commodities and are recorded as decreases or increases to operating and maintenance expenses, respectively.

•
Fair Value Measurements—We measure assets and liabilities requiring fair value presentation using an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability) and disclose such amounts according to the quality of valuation inputs under the following hierarchy:

Level 1: Quoted prices in an active market for identical assets or liabilities.
Level 2: Inputs other than quoted prices that are directly or indirectly observable.
Level 3: Unobservable inputs that are significant to the fair value of assets or liabilities.

The classification of an asset or liability is based on the lowest level of input significant to its fair value. Those that are initially classified as Level 3 are subsequently reported as Level 2 when the fair value derived from unobservable inputs is inconsequential to the overall fair value, or if corroborated market data becomes available. Assets and liabilities that are initially reported as Level 2 are subsequently reported as Level 3 if corroborated market data is no longer available. We had no assets or liabilities requiring remeasurement to or disclosure of fair value at December 31, 2013, or at December 31, 2012.

Recurring Fair Value Measurements—Fair values of our accounts receivable and accounts payable approximate their carrying values due to the short-term nature of these instruments. Our financial assets and liabilities would be classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

Nonrecurring Fair Value Measurements—Fair value measurements are applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consists primarily of asset retirement obligations. Nonrecurring fair value measurements are also applied, when applicable, to determine the fair value of our long-lived assets.

•
Accounts Receivable—Prior to the Offering or the Gold Line/Medford Acquisition in respect of the Acquired Assets, our receivables primarily consisted of third-party customer accounts receivable that were recorded at the invoiced amounts and did not bear interest. Intercompany receivables with Phillips 66 were included in "Net investment—predecessors" on the consolidated balance sheet. See Note 1—Business and Basis of Presentation, for a discussion of Phillips 66's centralized cash management system. Subsequent to the Offering or the Gold Line/Medford Acquisition in respect of the Acquired Assets, our receivables primarily consist of accounts receivable from related parties that are recorded at the invoiced amounts and do not bear interest. Account balances for these receivables are charged directly to bad debt expense when it becomes probable the receivable will not be collected.

•
Properties, Plants and Equipment (PP&E)—PP&E are stated at cost. Costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation of PP&E is determined by either the individual-unit-straight-line method or the group-straight-line method (for those individual units that are highly integrated with other units).

•
Major Maintenance Activities—Costs for planned integrity management projects are expensed in the period incurred. These types of costs include pipe and tank inspection services, contractor repair services, materials and supplies, equipment rentals and our labor costs.

•
Impairment of Long-Lived Assets—PP&E used in operations are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, then the carrying value is written down to estimated fair value through additional depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets—generally at the pipeline or terminal level. Because there usually is a lack of quoted market prices for our long-lived assets, the fair value of potentially impaired assets is typically determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets where possible.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future throughputs, prices, operating costs, tariffs, and capital project decisions, considering all available evidence at the date of review.

•
Goodwill—Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized, but rather is tested for impairment annually and when events or changes in circumstances indicate that the fair value of the reporting unit with goodwill has been reduced below carrying value. The fair value of the reporting unit is compared to the book value of the reporting unit. If the fair value is less than book value, including goodwill, then the recorded goodwill is written down to its implied fair value with a charge to earnings. We have determined we have one reporting unit for testing goodwill for impairment.

•
Asset Retirement Obligations and Environmental Costs—Fair values of legal obligations to retire and remove long-lived assets are recorded in the period in which the obligation is incurred. When the liability is initially recorded, we capitalize this cost by increasing the carrying amount of the related PP&E. Over time, the liability is increased for the change in its present value, and the capitalized cost in PP&E is depreciated over the useful life of the related asset or group of assets.

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

•
Employee Benefit Plans—The employees supporting our operations are employees of Phillips 66 and its affiliates. Phillips 66 sponsors various employee pension and postretirement health insurance plans. For purposes of these consolidated financial statements, we are accounting for our participation in these benefit plans as multiemployer plans. We recognize as expense in each period an allocation from Phillips 66 for our share of payroll costs and employee benefit plan costs, and we do not recognize any employee benefit plan assets or liabilities. While we are accounting for our participation as multiemployer plans for the purposes of presenting these consolidated financial statements, those benefit plans are not technically multiemployer plans. Therefore, we have not included the disclosures required for multiemployer plans.

•
Income Taxes—We follow the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities. Our taxable income was included in the consolidated U.S. federal income tax returns of Phillips 66 and in a number of consolidated state income tax returns. Subsequent to the Offering and the Gold Line/Medford Acquisition in respect of the Acquired Assets, our operations are treated as a partnership for federal and state income tax purposes, with each partner being separately taxed on its share of the taxable income. Therefore, we have excluded income taxes from these consolidated financial statements, except for the income tax provision resulting from state laws that apply to entities organized as partnerships. With regard to Texas, our tax provision is computed as if we were a stand-alone tax paying entity. Interest related to unrecognized tax benefits is included in interest and debt expense, and penalties are included in operating and maintenance expenses.

•	Comprehensive Income—We have not reported comprehensive income due to the absence of items of other comprehensive income in the periods presented.

•
Unit-Based Compensation—The fair value of phantom unit awards granted to non-employee directors is based on the fair market value of Phillips 66 Partners LP common units on the date of grant. Our unit-based compensation expenses are recognized at the time of grant for phantom units since they vest immediately and are not forfeitable.

Note 3—Initial Public Offering

On July 23, 2013, the Partnership's common units began trading on the New York Stock Exchange under the symbol "PSXP." On July 26, 2013, the Partnership completed the Offering of 18,888,750 common units to the public at a price of $23.00 per unit, which included a 2,463,750 common unit over-allotment option that was fully exercised by the underwriters.

In exchange for the assets contributed to us, Phillips 66 received:

•	16,328,362 common units and 35,217,112 subordinated units, representing an aggregate 71.7 percent limited partner interest.

•	All of the incentive distribution rights.

•	1,437,433 general partner units, representing a 2.0 percent general partner interest.

The Partnership received net proceeds of $404.4 million from the sale of the common units to the public, after deducting underwriting discounts and commissions, structuring fees and other offering costs of $30.0 million. The Partnership retained the net proceeds from the Offering for general partnership purposes, including potential future acquisitions from Phillips 66 and third parties, as well as potential future expansion capital expenditures. On March 1, 2014, the Partnership utilized $400 million of the proceeds from the Offering to partially fund the Gold Line/Medford Acquisition.

Note 4—Gold Line/Medford Acquisition

On February 13, 2014, we entered into the Contribution Agreement with subsidiaries of Phillips 66 to acquire the Gold Line/Medford assets from certain of those subsidiaries for total consideration of $700 million, consisting of $400 million in cash; the issuance of 3,530,595 common units of the Partnership to Phillips 66 Company and the issuance of 72,053 general partner units of the Partnership to our general partner to maintain its 2 percent general partner interest in the Partnership with an aggregate fair value of $140 million at February 13, 2014; and the assumption by the Partnership of a 5-year, $160 million note payable to a subsidiary of Phillips 66. The Gold Line/Medford Acquisition closed on February 28, 2014, with an effective date of March 1, 2014. Total transaction costs of $1.8 million associated with the Gold Line/Medford Acquisition were expensed as incurred. In connection with the Gold Line/Medford Acquisition, we entered into various commercial agreements with Phillips 66 and amended the omnibus agreement and the operational services agreement with Phillips 66. See Note 17—Related Party Transactions, for a summary of the terms of these agreements.

After this acquisition, Phillips 66 owns:

•	19,858,957 common units and 35,217,112 subordinated units, representing an aggregate 73.0 percent limited partner interest.

•	All of the incentive distribution rights.

•	1,509,486 general partner units, representing a 2.0 percent general partner interest.

Because the Gold Line/Medford Acquisition was considered a transfer of businesses between entities under common control, the Acquired Assets were transferred at historical carrying value, which was $138 million as of February 28, 2014. Our historical financial statements have been retrospectively adjusted to reflect the results of operations, financial position, and cash flows of the Acquired Assets as if we owned the Acquired Assets for all periods presented.

The following tables present our results of operations and financial position giving effect to the Gold Line/Medford Acquisition. For each of the three years in the period ended December 31, 2013, and as of December 31, 2013 and 2012, the combined results of the Acquired Assets prior to the Gold Line/Medford Acquisition are included in "Acquired Assets Predecessor."

	Millions of Dollars
	Year Ended December 31, 2013
Consolidated Statement of Income	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Revenues
Transportation and terminaling services—related parties	$106.4	75.5	181.9
Transportation and terminaling services—third parties	0.2	4.9	5.1
Other income	0.2	—	0.2
Total revenues	106.8	80.4	187.2

Costs and Expenses
Operating and maintenance expenses	27.4	23.8	51.2
Depreciation	6.2	8.1	14.3
General and administrative expenses	10.0	6.5	16.5
Taxes other than income taxes	1.7	3.0	4.7
Interest and debt expense	0.3	—	0.3
Total costs and expenses	45.6	41.4	87.0
Income before income taxes	61.2	39.0	100.2
Provision for income taxes	0.5	—	0.5
Net Income	60.7	39.0	99.7
Less: Net income attributable to predecessors	31.8	39.0	70.8
Net Income Attributable to the Partnership	$28.9	—	28.9

	Millions of Dollars
	Year Ended December 31, 2012
Consolidated Statement of Income	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Revenues
Transportation and terminaling services—related parties	$79.7	62.1	141.8
Transportation and terminaling services—third parties	0.4	3.1	3.5
Total revenues	80.1	65.2	145.3

Costs and Expenses
Operating and maintenance expenses	22.9	29.5	52.4
Depreciation	6.6	7.0	13.6
General and administrative expenses	7.8	5.6	13.4
Taxes other than income taxes	1.4	3.0	4.4
Other expenses	—	0.1	0.1
Total costs and expenses	38.7	45.2	83.9
Income before income taxes	41.4	20.0	61.4
Provision for income taxes	0.3	—	0.3
Net Income	41.1	20.0	61.1
Less: Net income attributable to predecessors	41.1	20.0	61.1
Net Income Attributable to the Partnership	$—	—	—

	Millions of Dollars
	Year Ended December 31, 2011
Consolidated Statement of Income	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Revenues
Transportation and terminaling services—related parties	$75.6	59.0	134.6
Transportation and terminaling services—third parties	0.4	4.8	5.2
Total revenues	76.0	63.8	139.8

Costs and Expenses
Operating and maintenance expenses	24.5	24.7	49.2
Depreciation	5.8	7.0	12.8
General and administrative expenses	5.6	4.5	10.1
Taxes other than income taxes	1.3	2.8	4.1
Other expenses	—	0.1	0.1
Total costs and expenses	37.2	39.1	76.3
Income before income taxes	38.8	24.7	63.5
Provision for income taxes	0.3	—	0.3
Net Income	38.5	24.7	63.2
Less: Net income attributable to predecessors	38.5	24.7	63.2
Net Income Attributable to the Partnership	$—	—	—

	Millions of Dollars
	As of December 31, 2013
Consolidated Balance Sheet	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Assets
Cash and cash equivalents	$425.1	—	425.1
Accounts receivable—related parties	11.3	—	11.3
Accounts receivable—third parties	0.1	0.5	0.6
Materials and supplies	0.6	1.4	2.0
Other current assets	2.3	—	2.3
Total Current Assets	439.4	1.9	441.3
Net properties, plants and equipment	135.9	135.3	271.2
Goodwill	2.5	—	2.5
Deferred rentals—related parties	6.4	—	6.4
Total Assets	$584.2	137.2	721.4

Liabilities
Accounts payable—related parties	$5.2	—	5.2
Accounts payable—third parties	3.0	5.0	8.0
Payroll and benefits payable	—	0.1	0.1
Accrued property and other taxes	1.0	1.3	2.3
Current portion of accrued environmental costs	—	2.0	2.0
Other current liabilities	0.4	—	0.4
Total Current Liabilities	9.6	8.4	18.0
Asset retirement obligations	0.4	2.0	2.4
Accrued environmental costs	—	1.4	1.4
Deferred income taxes	0.1	—	0.1
Total Liabilities	10.1	11.8	21.9

Equity
Net investment—predecessors	—	125.4	125.4
Common unitholders—public	409.1	—	409.1
Common unitholder—Phillips 66	48.6	—	48.6
Subordinated unitholder—Phillips 66	104.9	—	104.9
General partner—Phillips 66	11.5	—	11.5
Total Equity	574.1	125.4	699.5
Total Liabilities and Equity	$584.2	137.2	721.4

	Millions of Dollars
	As of December 31, 2012
Consolidated Balance Sheet	Phillips 66 Partners LP (As Previously Reported)	Acquired Assets Predecessor	Phillips 66 Partners LP (As Currently Reported)
Assets
Cash and cash equivalents	$—	—	—
Accounts receivable—related parties	—	0.3	0.3
Accounts receivable—third parties	0.2	0.3	0.5
Materials and supplies	0.3	1.4	1.7
Total Current Assets	0.5	2.0	2.5
Net properties, plants and equipment	135.8	113.0	248.8
Goodwill	2.5	—	2.5
Deferred rentals—related parties	6.1	—	6.1
Total Assets	$144.9	115.0	259.9

Liabilities
Accounts payable—third parties	$1.4	2.6	4.0
Payroll and benefits payable	0.2	0.1	0.3
Accrued property and other taxes	0.6	1.3	1.9
Current portion of accrued environmental costs	0.1	7.9	8.0
Other current liabilities	0.1	—	0.1
Total Current Liabilities	2.4	11.9	14.3
Asset retirement obligations	0.3	1.7	2.0
Accrued environmental costs	0.2	2.3	2.5
Total Liabilities	2.9	15.9	18.8

Net Investment
Net investment—predecessors	142.0	99.1	241.1
Total Liabilities and Net Investment	$144.9	115.0	259.9

Note 5—Major Customer and Concentration of Credit Risk

Phillips 66 accounted for 94 percent, 95 percent and 94 percent of our total revenues for the years ended December 31, 2013, 2012 and 2011, respectively. We provide crude oil and refined petroleum product pipeline transportation, terminaling and storage services to Phillips 66 and other related parties.

We are potentially exposed to concentration of credit risk primarily through our accounts receivable with Phillips 66. These receivables have payment terms of 30 days or less. We monitor the creditworthiness of Phillips 66, which has an investment grade credit rating, and we have no history of collectability issues with them.

Note 6—Properties, Plants and Equipment

Our investment in PP&E, with the associated accumulated depreciation, at December 31 was:

	Estimated Useful Lives	Millions of Dollars
		2013*	2012*
Cost:
Land	N/A	$5.0	5.0
Buildings and improvements	3 to 30 years	15.6	14.1
Pipelines and related assets	10 to 45 years	150.7	149.3
Terminals and related assets	25 to 45 years	286.5	276.4
Construction-in-progress	N/A	43.0	19.8
Gross PP&E		500.8	464.6
Less: accumulated depreciation		(229.6)	(215.8)
Net PP&E		$271.2	248.8
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

Note 7—Goodwill

Goodwill was allocated to us from Phillips 66 based on the relative fair market value of our net PP&E, compared with the fair market value of Phillips 66's reporting unit that included our net PP&E as of the date on which Phillips 66's purchase transaction that resulted in goodwill was completed. Goodwill is tested for impairment on an annual basis and when indicators of potential impairment exist. We have performed our annual impairment tests, and no impairment in the carrying value of goodwill has been identified for the years ended December 31, 2013, 2012 and 2011. Goodwill was $2.5 million as of December 31, 2013 and 2012.

Note 8—Asset Retirement Obligations and Accrued Environmental Costs

Asset retirement obligations and accrued environmental costs at December 31 were:

	Millions of Dollars
	2013*	2012*

Asset retirement obligations	$2.4	2.0
Accrued environmental costs	3.4	10.5
Total asset retirement obligations and accrued environmental costs	5.8	12.5
Asset retirement obligations and accrued environmental costs due within one year	(2.0)	(8.0)
Long-term asset retirement obligations and accrued environmental costs	$3.8	4.5
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

Asset Retirement Obligations
We have asset removal obligations that we are required to perform under law or contract once an asset is permanently taken out of service. These obligations primarily relate to the abandonment or removal of pipeline. Most of these obligations are not expected to be paid until many years in the future.
During 2013 and 2012, our overall asset retirement obligations changed as follows:

	Millions of Dollars
	2013*	2012*

Balance at January 1	$2.0	2.6
Accretion of discount	—	0.1
Changes in estimates of existing obligations	0.4	(0.7)
Balance at December 31	$2.4	2.0
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

We do not expect any short-term spending and, as a result, there were no current liabilities reported on the consolidated balance sheet for asset retirement obligations at December 31, 2013 and 2012.

Accrued Environmental Costs
Our Predecessors recorded a total environmental accrual of $3.4 million and $10.5 million at December 31, 2013 and 2012, respectively, primarily related to cleanup and remediation at pipeline and terminal locations. Pursuant to the terms of the amended omnibus agreement, Phillips 66 indemnifies us for the environmental liabilities associated with the assets contributed to us during the Offering arising prior to the closing of the Offering. Pursuant to the terms of the Contribution Agreement, Phillips 66 assumed the responsibility for accrued environmental liabilities associated with the Acquired Assets arising prior to their contribution to us. In the future, we may be involved in environmental assessments, cleanups and proceedings.

Note 9—Net Income Per Limited Partner Unit

Net income per unit applicable to common limited partner units and to subordinated limited partner units is computed by dividing the respective limited partners' interest in net income attributable to the Partnership by the weighted average number of common units and subordinated units, respectively, outstanding for the period. Because we have more than one class of participating securities, we use the two-class method when calculating the net income per unit applicable to limited partners. The classes of participating securities include common units, subordinated units, general partner units, and incentive distribution rights. Basic and diluted net income per unit are the same because we do not have any potentially dilutive units outstanding for the period presented.

Millions of Dollars
2013

Net income attributable to the Partnership	$28.9
Less: General partner's distributions declared	0.5
Limited partners' distributions declared on common units	13.4
Limited partner's distributions declared on subordinated units	13.4
Distributions less than net income attributable to the Partnership	$1.6

	2013
	General Partner	Limited Partners' Common Units	Limited Partner's Subordinated Units	Total
Net income attributable to the Partnership (millions):
Distributions declared	$0.5	13.4	13.4	27.3
Distributions less than net income attributable to the Partnership	0.1	0.7	0.8	1.6
Net income attributable to the Partnership	$0.6	14.1	14.2	28.9

Weighted average units outstanding:
Basic	1,437,433	35,217,112	35,217,112	71,871,657
Diluted	1,437,433	35,217,112	35,217,112	71,871,657

Net income per limited partner unit (dollars):
Basic		$0.40	0.40
Diluted		0.40	0.40

On January 22, 2014, the Board of Directors of our general partner declared our quarterly cash distribution of $0.2248 per unit, or $16.2 million in total, for the fourth quarter of 2013. This distribution was paid on February 13, 2014, to unitholders of record as of February 4, 2014.

Note 10—Debt

On June 7, 2013, we entered into a $250 million senior unsecured revolving credit agreement (Credit Agreement) with a syndicate of financial institutions, which became effective upon the closing of the Offering on July 26, 2013. We have the option to increase the overall capacity of the Credit Agreement by up to an additional $250 million, subject to, among other things, the consent of the existing lenders whose commitments would be increased or any additional lenders providing such additional capacity. The Credit Agreement has an initial five-year term beginning on the day we entered into the Credit Agreement, and we have the option to extend for two additional one-year terms, subject to certain conditions, including the consent of the lenders holding the majority of the commitments and each lender extending its individual commitment. The Credit Agreement includes sub-facilities for swingline loans and letters of credit.

Outstanding borrowings under the Credit Agreement will bear interest, at our option, at either: (a) the Eurodollar rate in effect from time to time plus the applicable margin; or (b) the base rate (as described in the Credit Agreement) plus the applicable margin. The Credit Agreement also provides for customary fees, including administrative agent fees and commitment fees. Commitment fees began to accrue beginning on the date we entered into the Credit Agreement. Prior to our obtaining credit ratings, if ever, the pricing levels for the commitment fee and interest-rate margins will be based on our ratio of total debt to EBITDA (as described in the Credit Agreement) for the prior four fiscal quarters. After we obtain credit ratings, if ever, the pricing levels will be based on our credit ratings in effect from time to time. The Credit Agreement contains representations and warranties, affirmative and negative covenants and events of default that we consider to be customary for an agreement of this type, including a covenant that requires us to maintain a ratio of total debt to EBITDA for the prior four fiscal quarters of not greater than 5.0 to 1.0 as of the last day of each fiscal quarter (5.5 to 1.0 during the specified period following certain acquisitions). If an event of default occurs under the Credit Agreement and is continuing, the lenders may terminate their commitments and declare the amount of all outstanding borrowings, together with accrued interest and all fees, to be immediately due and payable. Among other things and until such time as we have an investment grade rating, we would not be able to make any cash distributions to our unitholders for so long as an event of default is continuing. As of December 31, 2013, no amount had been drawn under the Credit Agreement.

Note 11—Contingencies

From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business may be filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental
We are subject to federal, state and local environmental laws and regulations. When we prepare our consolidated financial statements, we record accruals for environmental liabilities based on management's best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies' cleanup experience, and data released by the U.S. Environmental Protection Agency or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable. See Note 8—Asset Retirement Obligations and Accrued Environmental Costs, for a summary of our accrued environmental liabilities.

Legal Proceedings
Under our amended omnibus agreement, Phillips 66 provides certain services for our benefit, including legal support services, and we pay an operational and administrative support fee for these services. Phillips 66's legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, Phillips 66's legal organization regularly assesses the adequacy of current accruals and determines if adjustment of existing accruals, or establishment of new accruals, is required. As of December 31, 2013, we did not have any accrued contingent liabilities.

Indemnification
Under our amended omnibus agreement, Phillips 66 will indemnify us for certain environmental liabilities, tax liabilities, and litigation and other matters attributable to the ownership or operation of the assets contributed to us in connection with the Offering (the Initial Assets) and which arose prior to the closing of the Offering. Indemnification for any unknown environmental liabilities is limited to liabilities due to occurrences prior to the closing of the Offering and that are identified before the fifth anniversary of the closing of the Offering, subject to an aggregate deductible of $0.1 million before we are entitled to indemnification. Indemnification for litigation matters (other than currently pending legal actions) is subject to an aggregate deductible of $0.2 million before we are entitled to indemnification. Phillips 66 will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that is identified prior to the fifth anniversary of the closing of the Offering, subject to an aggregate deductible of $0.2 million before we are entitled to indemnification. We have agreed to indemnify Phillips 66 for events and conditions associated with the ownership or operation of the Initial Assets that occur on or after the closing of the Offering and for certain environmental liabilities related to the Initial Assets to the extent Phillips 66 is not required to indemnify us.

Excluded Liabilities of the Acquired Assets
Pursuant to the terms of the Contribution Agreement, Phillips 66 assumed the responsibility for any liabilities arising out of or attributable to the ownership or operation of the Acquired Assets, or other activities occurring in connection with and attributable to the ownership or operation of the Acquired Assets, prior to the Effective Date, including the liabilities associated with the construction costs of the Medford spheres. We have assumed, and have agreed to pay, discharge and perform as and when due, all liabilities arising out of or attributable to the ownership or operation of the Acquired Assets, or other activities occurring in connection with and attributable to the ownership or operation of the Acquired Assets, from and after the Effective Date.

Note 12—Leases

In connection with the Offering, we entered into certain transportation services agreements, terminal services agreements and storage services agreements with Phillips 66 that are considered operating leases under GAAP. See Note 17—Related Party Transactions, for additional information on these agreements. These agreements include escalation clauses to adjust transportation tariffs and terminaling fees to reflect changes in price indices. Revenues from these agreements are recorded within "Transportation and terminaling services—related parties" on our consolidated statement of income.

As of December 31, 2013, future minimum payments to be received related to these agreements were estimated to be:

Millions of Dollars

2014	$95.5
2015	95.5
2016	95.7
2017	95.5
2018	76.8
2019 and thereafter	350.4
Total	$809.4

In connection with the Gold Line/Medford Acquisition, we entered into certain transportation services agreements, terminal services agreements and storage services agreements with Phillips 66, effective March 1, 2014, which are considered operating leases under GAAP. See Note 17—Related Party Transactions, for additional information on these agreements. Total future minimum payments to be received related to these agreements were estimated to be $712.4 million.

Note 13—Employee Benefit Plans

Employees of Phillips 66 who directly or indirectly support our operations participate in the pension, postretirement health insurance, and defined contribution benefit plans sponsored by Phillips 66, which includes other subsidiaries of Phillips 66. Costs associated with benefit plans include the cost allocated to us from Phillips 66's transportation organization and Phillips 66's employees who are fully dedicated to supporting our business. Prior to the completion of the Offering, our share of these costs was primarily the cost allocated to our Predecessors from Phillips 66's transportation organization. Subsequent to the completion of the Offering and prior to the Gold Line/Medford Acquisition, our share of these costs consisted of the cost allocated to the Acquired Assets from Phillips 66's transportation organization and the cost of Phillips 66's employees who are fully dedicated to supporting our business. Our share of pension and postretirement costs was $2.0 million, $2.5 million and $2.5 million for the years ended December 31, 2013, 2012 and 2011, respectively. Our share of defined contribution benefit plan costs was $0.9 million, $2.0 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.

These costs are included in either "General and administrative expenses" or "Operating and maintenance expenses" on our consolidated statement of income, depending on the nature of the employee's role in our operations.

Note 14—Unit-Based Compensation

The Board of Directors of our general partner adopted the Phillips 66 Partners LP 2013 Incentive Compensation Plan (the ICP) in the third quarter of 2013.  Awards under the ICP are available for officers, directors and employees of the general partner or its affiliates, and any consultants or other individuals who perform services for the Partnership.  The ICP allows for the grant of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards.  The ICP limits the number of common units that may be delivered pursuant to awards to 2,500,000, subject to proportionate adjustment in the event of unit splits and similar events.

Through December 31, 2013, we issued only phantom units under the ICP.  A phantom unit entitles the recipient to receive cash equal to the fair market value of a common unit on the settlement date, and to also receive a distribution equivalent each quarter between the grant date and the settlement date in an amount of cash equal to any cash distributions paid on a common unit during that time.  In September 2013, we granted 2,171 phantom units to three non-employee directors of the general partner of Phillips 66 Partners. Phantom units granted to non-employee directors vest immediately on the grant date, because they are non-forfeitable.  These phantom units do not convey voting rights.

Note 15—Income Taxes

We are not a taxable entity for U.S. federal income tax purposes or for the majority of states that impose an income tax. Taxes on our net income generally are borne by our partners through the allocation of taxable income. Our income tax provision results from state laws that apply to entities organized as partnerships, primarily Texas and Illinois.

Income taxes charged to income were:

	Millions of Dollars
	2013	2012	2011

Current	$0.4	0.3	0.3
Deferred	0.1	—	—
Total	$0.5	0.3	0.3

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and tax purposes. At December 31, 2013, we had a deferred tax liability of $0.1 million primarily related to PP&E and deferred rentals. Our effective tax rate was 0.5 percent for each of the years ended December 31, 2013, 2012 and 2011.

As of December 31, 2013, we had no liability reported for unrecognized tax benefits and we did not have any interest or penalties related to income taxes for the years ended December 31, 2013, 2012 and 2011. Texas and Illinois tax returns for 2013 are subject to examination.

Note 16—Cash Flow Information

	Millions of Dollars
	2013	2012	2011
Cash Payments
Interest and debt expense	$0.3	—	—
Income taxes*	—	—	—
*Excludes our share of cash tax payments made directly by Phillips 66 prior to the Offering on July 26, 2013, and the Gold Line/Medford Acquisition in respect of the Acquired Assets.

Note 17—Related Party Transactions

Commercial Agreements
In connection with the Offering and the Gold Line/Medford Acquisition, we entered into multiple transportation services agreements and terminal services agreements with Phillips 66 and amended an existing transportation services agreement with Phillips 66. Under these long-term, fee-based agreements, we provide transportation, terminaling and storage services to Phillips 66, and Phillips 66 commits to provide us with minimum quarterly throughput volumes of crude oil and refined petroleum products.

These agreements with Phillips 66 include:

•
A 10-year transportation services agreement under which we charge Phillips 66 for transporting crude oil on our Clifton Ridge to Lake Charles refinery pipeline, our Pecan Grove to Clifton Ridge pipeline and our Shell to Clifton Ridge pipeline.

•	A 10-year transportation services agreement under which we charge Phillips 66 for transporting diesel, gasoline and other refined petroleum products on our two 60-mile Sweeny to Pasadena pipelines.

•
A 23-year throughput and deficiency agreement under which we charge Phillips 66 for transporting gasoline, diesel, jet fuel and other refined petroleum products on our Wood River to Hartford pipeline and our Hartford to Explorer pipeline.

•	A 10-year transportation services agreement, effective March 1, 2014, under which we charge Phillips 66 for transporting refined petroleum products along four routes on the Gold Line products system.

•
A 5-year terminal services agreement under which we charge Phillips 66 for offloading ships and barges at our Clifton Ridge ship dock and Pecan Grove barge dock and for unloading trucks and storing crude oil at our Clifton Ridge terminal.

•	A 5-year terminal services agreement under which we charge Phillips 66 for providing terminaling services at our Pasadena and Hartford terminals and at our Hartford barge dock.

•
A 5-year terminal services agreement, effective March 1, 2014, under which we charge Phillips 66 for receiving refined petroleum products, handling and storing such refined petroleum products, and delivering such refined petroleum products into pipelines and transport trucks at our terminals located in Wichita, Kansas; Kansas City, Kansas; Paola, Kansas; Jefferson City, Missouri; and Cahokia, Illinois.

Other than our Hartford Connector throughput and deficiency agreement (Hartford Connector T&D), each of our transportation services agreements includes a 10-year initial term, and Phillips 66 has the option to renew each agreement for up to one or two additional 5-year terms. Our Hartford Connector T&D, which was amended in connection with the Offering, has a 23-year term that began in January 2008 and will expire on December 31, 2030. Each of our terminal services agreements includes a 5-year initial term, and Phillips 66 has the option to renew each agreement for up to two or three additional 5-year terms.

Under each of our transportation services agreements, if Phillips 66 fails to transport its minimum throughput volume during any quarter, then Phillips 66 will pay us a deficiency payment based on the calculation described in the agreement. If the minimum capacity of the pipeline(s) falls below the level of Phillips 66's commitment at any time (other than outages caused by our planned maintenance) or if capacity on the pipeline(s) is required to be allocated among shippers as a result of volume nominations exceeding available capacity, Phillips 66's minimum throughput commitment may be proportionately reduced until such time that the available capacity is sufficient to fulfill Phillips 66's minimum volume commitments. We may elect to adjust our tariffs on an annual basis, and the new tariffs become effective on July 1 of each year. For the transportation services agreement for the Gold Line products system, we may elect to adjust our tariff beginning July 1, 2015. Under each of our transportation services agreements other than our Hartford Connector T&D, if we agree to make any expenditures at Phillips 66's request, Phillips 66 will reimburse us for, or we will have the right under certain circumstances to file for an increased tariff rate to recover, the actual amount we incur for such expenditures.

Under our terminal services agreements, Phillips 66 is obligated to throughput or store minimum volumes of crude oil and refined petroleum products and pay us terminaling fees, as well as fees for providing related ancillary services (such as ethanol and biodiesel blending and additive injection) at our terminals. If Phillips 66 fails to meet its minimum volume commitments on certain terminaling services during any quarter, then Phillips 66 will pay us a deficiency payment based on the calculation described in each agreement. We may adjust our per-barrel fees annually on January 1 of each year.

These transportation services and terminal services agreements include provisions that permit Phillips 66 to suspend, reduce or terminate its obligations under the applicable agreement if certain events occur. Under all of our commercial agreements other than our Hartford Connector T&D, these events include Phillips 66 deciding to completely suspend refining operations at a refinery that is supported by our assets for at least twelve consecutive months, unless it publicly announces its intent to resume those operations prior to the expiration of the 12-month notice period. Under all of our commercial agreements, these events also include certain force majeure events that would prevent us or Phillips 66 from performing our respective obligations under the applicable agreement.

In connection with the Offering, we entered into two storage and stevedoring services agreements with Phillips 66. Under these agreements, we provide Phillips 66 certain storage, stevedoring, sampling and testing services and such other services as we and Phillips 66 may mutually agree upon from time to time, and Phillips 66 commits to provide us with minimum storage volumes of lubricant base stocks at our Hartford and Pecan Grove terminals.

In connection with the Offering, we also entered into naphtha storage services agreements with WRB Refining LP and Phillips 66. Under these agreements, we will provide certain storage, sampling and testing services and such other services as we and WRB or Phillips 66, as applicable, may mutually agree upon from time to time, and WRB and Phillips 66 commit to provide us with minimum storage volumes of naphtha at our Hartford terminal.

In connection with the Gold Line/Medford Acquisition, we entered into several storage services agreements and one origination services agreement with Phillips 66, which became effective March 1, 2014, including:

•
A storage services agreement (storage on the Gold Line products system). Pursuant to this agreement, we charge fees to Phillips 66 for storing certain identified petroleum products in storage tanks located in Wichita, Kansas; Kansas City, Kansas; and Cahokia, Illinois. The fees payable by Phillips 66 to us are subject to adjustment each year beginning on January 1, 2015, based on the Producer Price Index (PPI) for finished goods. This agreement has a primary term of 5 years and automatically extends for up to two additional 5-year periods, unless terminated by either party.

•
A storage services agreement (storage at the Medford spheres). Pursuant to this agreement, we charge fees to Phillips 66 for receiving and storing natural gas liquids (NGL) and refinery-grade propylene in the Medford spheres. The fees payable by Phillips 66 to us are subject to adjustment each year beginning January 1, 2015, based on the PPI for finished goods. This agreement has a primary term of 10 years and automatically extends for up to two additional 5-year periods unless terminated by either party.

•
An origination services agreement. Pursuant to this agreement, Phillips 66 charges fees to us for the provision of certain operational services by Phillips 66 to us in connection with the origination of petroleum products movements on the Gold Line products system. The monthly fee payable by us to Phillips 66 is $110,000 and is subject to adjustment each year beginning in 2016 based on the PPI for finished goods. This agreement has a primary term of 10 years and automatically extends for successive 5-year renewal terms, unless terminated by either party.

With respect to periods prior to the Offering or the Gold Line/Medford Acquisition in respect of the Acquired Assets, our Predecessors were part of the consolidated operations of Phillips 66, and substantially all of our Predecessors' revenues were derived from transactions with Phillips 66 and its affiliates. The contractual rates used for these revenue transactions may be materially different than rates we might have received had they been transacted with third parties. With effect from the Offering and the Gold Line/Medford Acquisition, we entered into several agreements with Phillips 66 as discussed above, under which Phillips 66 pays us fees for transporting, terminaling and storing crude oil and refined products.

Amended Operational Services Agreement
In connection with the Offering, we entered into an operational services agreement with Phillips 66. Under this agreement, we reimburse Phillips 66 for providing certain operational services to us in support of our pipelines, terminaling and storage facilities. These services include routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and Phillips 66 may mutually agree upon from time to time. The agreement has an initial term of five years and will continue in full force and effect thereafter unless terminated by either party. In connection with the Gold Line/Medford Acquisition, we entered into the first amendment to the operational services agreement with Phillips 66. Pursuant to this amendment, the services provided to us by Phillips 66 under the operational services agreement are also provided in support of the Acquired Assets.

Amended Omnibus Agreement
In connection with the Offering, we entered into an omnibus agreement with Phillips 66, certain of its subsidiaries and our general partner. This agreement addresses our payment of an annual operating and administrative support fee and our obligation to reimburse Phillips 66 for all other direct or allocated costs and expenses incurred by Phillips 66 in providing general and administrative services. It also addresses our right of first offer to acquire Phillips 66's direct one-third equity interest in each of DCP Sand Hills Pipeline, LLC and DCP Southern Hills Pipeline, LLC. Additionally, the omnibus agreement addresses Phillips 66's indemnification to us and our indemnification to Phillips 66 for certain environmental and other liabilities related to the Initial Assets, and the prefunding of certain projects by Phillips 66. Further, it addresses the granting of a license from Phillips 66 to us with respect to the use of certain Phillips 66 trademarks. In connection with the Gold Line/Medford Acquisition, we entered into the first amendment to the omnibus agreement with Phillips 66. Pursuant to this amendment, Phillips 66 provides for additional services to us in connection with the Acquired Assets, and the monthly operational and administrative support fee payable by us to Phillips 66 increased from $1,144,000 to $2,302,300, as of the Effective Date.

Tax Sharing Agreement
In connection with the Offering, we entered into a tax sharing agreement with Phillips 66 pursuant to which we will reimburse Phillips 66 for our share of state and local income and other taxes incurred by Phillips 66 as a result of our results of operations being included in a combined or consolidated tax return filed by Phillips 66 with respect to taxable periods including or beginning on the closing date of the Offering. The amount of any such reimbursement will be limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with Phillips 66. Phillips 66 may use its tax attributes to cause its combined or consolidated group, of which we may be a member for this purpose, to owe no tax. However, we would nevertheless reimburse Phillips 66 for the tax we would have owed had the attributes not been available or used for our benefit, even though Phillips 66 had no cash expense for that period.

Related Party Transactions
Significant related-party transactions included in general and administrative expenses and operating and maintenance expenses were:

	Millions of Dollars
	2013*	2012*	2011*

General and administrative expenses	$16.4	13.4	10.1
Operating and maintenance expenses	24.2	22.4	20.2
Total	$40.6	35.8	30.3
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.

Our management believes the charges allocated to our Predecessors were a reasonable reflection of the utilization of services provided. However, those allocations may not have fully reflected the expenses that would have been incurred had we been a stand-alone publicly traded partnership for the periods prior to the Offering or the Gold Line/Medford Acquisition.

Subsequent to the Offering, we pay Phillips 66 a monthly operational and administrative support fee under the terms of our amended omnibus agreement, initially in the amount of $1.1 million from July 26, 2013, through February 28, 2014, and $2.3 million beginning March 1, 2014. The operational and administrative support fee is for the provision of certain services, including: executive services; financial and administrative services (including treasury and accounting); information technology; legal services; corporate health, safety and environmental services; facility services; human resources services; procurement services; corporate engineering services, including asset integrity and regulatory services; logistical services; asset oversight, such as operational management and supervision; business development services; investor relations; tax matters; and public company reporting services. We also reimburse Phillips 66 for all other direct or allocated costs incurred on behalf of us, pursuant to the terms in our amended omnibus agreement. Under our amended operational services agreement, we reimburse Phillips 66 for the provision of certain operational services to us in support of our pipelines and terminaling and storage facilities. Additionally, we pay Phillips 66 for insurance services provided to us. Operating and maintenance expenses also included volumetric gain/loss associated with volumes transported by Phillips 66. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the functional nature of the services being performed for our operations.

Note 18—Quarterly Financial Data (Unaudited)

	Millions of Dollars					Per Common Unit
	Total Revenues	Income Before Income Taxes	Net Income	Net Income Attributable to the Partnership	Limited Partners' Interest in Net Income Attributable to the Partnership	Net Income Attributable to the Partnership
						Basic and Diluted
2013*
First	$42.3	23.0	22.9	**	**	**
Second	45.3	24.1	24.0	**	**	**
Third	50.5	27.8	27.6	11.9	11.7	0.17
Fourth	49.1	25.3	25.2	17.0	16.6	0.24

2012*
First	$37.2	17.6	17.5	**	**	**
Second	35.3	10.6	10.5	**	**	**
Third	36.9	18.5	18.4	**	**	**
Fourth	35.9	14.7	14.7	**	**	**
*Financial information has been retrospectively adjusted for the Gold Line/Medford Acquisition.
**Information is not applicable for the periods prior to the Offering.

Note 19—New Accounting Standards

In April 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-08 "Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity." This ASU amends the definition of discontinued operations so that only disposals of components of an entity representing major strategic shifts that have a major effect on an entity's operations and financial results will qualify for discontinued operations reporting. The ASU also requires additional disclosures about discontinued operations and individually material disposals that do not meet the definition of a discontinued operation. ASU 2014-08 is effective January 1, 2015, and earlier application is permitted, but only for disposals not previously reported in the financial statements. We are currently evaluating the provisions of ASU 2014-08 and assessing the impact, if any, it may have on our financial position and results of operations. Our initial assessment is that this ASU will result in fewer dispositions qualifying for discontinued operations reporting.

Note 20—Subsequent Events

Related-Party Note Payable
In connection with the Gold Line/Medford Acquisition, on March 1, 2014, we entered into an Assignment, Assumption and Modification of Note (the Assumption Agreement) with certain subsidiaries of Phillips 66. Pursuant to the Assumption Agreement, we assumed a 5-year, $160 million note payable to a subsidiary of Phillips 66 that bears interest at a fixed rate of 3 percent per annum. Interest on the note is payable quarterly, and all principal and accrued interest are due and payable at maturity on February 28, 2019.

Cash Distribution
On April 23, 2014, the Board of Directors of our general partner declared our first quarter cash distribution of $0.2743 per limited partner unit which, combined with distributions to our general partner, resulted in total distributions of $21.1 million for the first quarter of 2014. This distribution was paid May 13, 2014, to unitholders of record as of May 5, 2014.